Exhibit 7.1

Santander UK Group Holdings plc

Computation of Ratio of Earnings to Fixed Charges

(i) Excluding interest on retail deposits

	Year ended December 31
	2015 £m	2014 £m	2013 £m	2012 £m	2011 £m

Profit on continuing operations before tax	1,342	1,399	1,109	1,152	1,282

Fixed charges: interest expense (B) (1)	1,146	1,291	1,549	1,774	1,067

Preference security dividend requirements of consolidated subsidiaries	(23)	(40)	(57)	(57)	(57)

Earnings before taxes and fixed charges (A)	2,465	2,650	2,601	2,869	2,292

Ratio of earnings to fixed charges (A/B)	215	205	168	162	215

(ii) Including interest on retail deposits

	Year ended December 31
	2015 £m	2014 £m	2013 £m	2012 £m	2011 £m

Profit on continuing operations before tax	1,342	1,399	1,109	1,152	1,282

Fixed charges: interest expense (B) (1)	3,120	3,363	4,207	4,698	3,778

Preference security dividend requirements of consolidated subsidiaries	(23)	(40)	(57)	(57)	(57)

Earnings before taxes and fixed charges (A)	4,439	4,722	5,259	5,793	5,003

Ratio of earnings to fixed charges (A/B)	142	140	125	123	132

Note:

(1)	Includes the amortisation of discounts and premiums on debt securities in issue.